Sullivan & Worcester LLP One Post Office Square Boston, MA 02109	T 617 338 2800 F 617 338 2880 www.sandw.com

November 19, 2012

Huntington VA Dividend Capture Fund

Huntington VA Macro 100 Fund

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46208

Re:	Reorganization of Huntington VA Macro 100 Fund, a series of the Huntington Funds,

into Huntington VA Dividend Capture Fund, also a series of The Huntington Funds

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Huntington VA Macro 100 Fund (“Target Fund”) is a series of The Huntington Funds, a Delaware statutory trust.

Huntington VA Dividend Capture Fund (“Acquiring Fund”) is also a series of The Huntington Funds.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and assumption of all the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between The Huntington Fund with respect to Acquiring Fund and The Huntington Fund with respect to Target Fund (the “Reorganization Agreement”) dated as of November 8, 2012, which is enclosed as Exhibit A to an Information Statement dated December 10, 2012 and was submitted to the Securities and Exchange Commission on November 9, 2012,

BOSTON NEWYORK WASHINGTON, DC

Huntington VA Dividend Capture Fund

Huntington VA Macro 100 Fund

November 19, 2012

which describes the proposed transaction, and on the information provided in such Information Statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Target fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

The investment strategies for Target Fund are similar to those for Acquiring Fund. Both seek total return on investment. Target Fund invests primarily in stocks which appear in the top 100 stocks included in the S & P 500 index. Acquiring Fund invests primarily in dividendpaying stocks of mature, middle and large capitalization U. S. corporations and, to a lesser extent, in securities convertible into common stocks, such as convertible bonds and convertible preferred stocks, or other securities which contain aspects of both stocks and bonds. A substantial portion of the historic securities of the Target Fund could have been held by Acquiring Fund under the investment policies of the Acquiring Fund. Accordingly, the continuity of business requirement appears to be satisfied. However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

Huntington VA Dividend Capture Fund

Huntington VA Macro 100 Fund

November 19, 2012

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reason above stated:

1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption of all the liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the separate accounts as shareholders of Target Fund in liquidation of Target Fund will constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and assumption of all the liabilities of Target Fund.

3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and assumption of all the liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the separate accounts as shareholders of Target Fund in exchange for their Target Fund shares.

4. No gain or loss will be recognized by the separate accounts as shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5. The aggregate tax basis of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each separate account as a shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such separate account shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

Huntington VA Dividend Capture Fund

Huntington VA Macro 100 Fund

November 19, 2012

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.4 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the Information Statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SULLIVAN & WORCESTER LLP

REPRESENTATIONS OF HUNTINGTON VA DIVIDEND CAPTURE FUND

Reference is made to the Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of November 8, 2012, pursuant to which all of the assets of Huntington VA Macro 100 Fund, a series of The Huntington Funds, a Delaware statutory trust (“Target Fund”) will be acquired by Huntington VA Dividend Capture Fund, also a series of The Huntington Funds (“Acquiring Fund”) (the “Reorganization”). The undersigned hereby makes the following representations, recognizing that Sullivan & Worcester LLP will rely upon such representations for purposes of rendering its tax opinion as to certain tax consequences of the Reorganization.

1. The management of Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be received by Target Fund shareholders in connection with the transaction, except to the extent necessary to comply with Acquiring Fund’s legal obligation to redeem its shares.

2. The management of Acquiring Fund has no plan or intention to sell or dispose of any of the assets of Target Fund which will be acquired by Acquiring Fund in the transaction except for dispositions made in the ordinary course of business, and to the extent necessary to enable Acquiring Fund to maintain its status as a regulated investment company and to comply with its legal obligation to redeem its shares.

3. Following the Reorganization, Acquiring Fund will continue the historic business of Target Fund by investing in, among other things, some or all of the stocks included in the top 100 stocks which are included in the S & P 500 rankings. Acquiring Fund normally invests a least 65% of its assets in dividend – paying stocks, and many or all of the stocks held by target Fund are dividend-paying. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the date of the closing of the Reorganization. At least one third of the assets of Target Fund on the date on which the Reorganization was first considered by Target Fund management would have met the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund, and at least one third of the assets of Target Fund on the date of the closing of the Reorganization will meet the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund. To the extent this representation addresses actions of Target Fund, the undersigned is relying on certain representations made by Target Fund in its representation certificate to Sullivan & Worcester LLP dated as of today.

4. There is no intercorporate indebtedness between Acquiring Fund and Target Fund.

5. Acquiring Fund does not own, directly or to its knowledge indirectly, and has not owned in the last five years, directly or to its knowledge indirectly, any shares of Target Fund. Acquiring Fund will not acquire any shares of Target Fund prior to the date of the closing of the Reorganization.

6. Acquiring Fund will not make any payment of cash or of property other than shares to Target Fund or to any shareholder of Target Fund in connection with the transaction.

7. Pursuant to the Reorganization Agreement, the shareholders of Target Fund will receive solely Acquiring Fund shares in exchange for their shares of Target Fund.

8. The fair market value of the Acquiring Fund shares to be received by the Target Fund shareholders will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor.

9. Acquiring Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of § 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

10. Acquiring Fund is treated as a corporation for federal income tax purposes, at all times in its existence has qualified as a regulated investment company as defined in § 851 of the Code, and intends to so qualify for its taxable year which includes the date of closing of the Reorganization.

11. The shares of Acquiring Fund have not been distributed in a tax-free corporate division described in § 355 of the Code within the two year period ending on the date of the closing of the Reorganization and will not be so distributed during the two year period following such date.

12. Acquiring Fund has not distributed the shares of another corporation in a tax-free corporate division described in § 355 of the Code within the two year period ending on the date of the closing of the Reorganization, and will not make any such distribution during the two year period following such date.

IN WITNESS WHEREOF, the undersigned has executed these representations, acting by and through its duly authorized officer, as of the 8th day of November, 2012.

THE HUNTINGTON FUNDS on behalf of
HUNTINGTON VA DIVIDEND CAPTURE FUND

By:
Name: R. Jeffrey Young
Title: Chief Executive Officer

REPRESENTATIONS OF HUNTINGTON VA MACRO 100 FUND

Reference is made to the Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of November 8, 2012, pursuant to which all of the assets of Huntington VA Macro 100 Fund, a series of The Huntington Funds, a Delaware statutory trust (“Target Fund”) will be acquired by Huntington VA Dividend Capture Fund, also a series of The Huntington Funds (“Acquiring Fund”) (the “Reorganization”). The undersigned hereby makes the following representations, recognizing that Sullivan & Worcester LLP will rely upon such representations for purposes of rendering its tax opinion as to certain tax consequences of the Reorganization.

1. In the Reorganization, Acquiring Fund will acquire from Target Fund at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Target Fund immediately prior to the Reorganization. For purposes of this representation, redemptions and distributions (except for (i) redemptions in the ordinary course of Target Fund’s business as an open-end investment company as required by section 22(e) of the Investment Company Act of 1940 pursuant to a demand of a shareholder, (ii) regular, normal distributions and (iii) distributions declared and paid in order to ensure the Target Fund’s continuing qualification as a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and to avoid the imposition of fund- level tax) made by Target Fund immediately preceding the transfer which are part of the Reorganization will be considered as assets held by Target Fund immediately prior to the transfer.

2. Target Fund has not redeemed and will not redeem the shares of any of its shareholders in connection with the Reorganization except to the extent necessary to comply with its legal obligation to redeem its shares.

3. Target Fund is and has historically been an open-end investment company that is an actively-managed portfolio investing primarily in stocks of companies which are in the top 100 of the S & P 500 index. At least one third of the assets of Target Fund on the date on which the Reorganization was first considered by Target Fund management would have met the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund, and at least one third of the assets of Target Fund on the date of the closing of the Reorganization will meet the investment objectives, strategies, policies, risks and restrictions of Acquiring Fund, and Target Fund will not realign its portfolio in order for this representation to be true.

4. There is no intercorporate indebtedness between Acquiring Fund and Target Fund.

5. Subsequent to the transfer of the assets of Target Fund to Acquiring Fund pursuant to the Reorganization Agreement, Target Fund will distribute the shares of Acquiring Fund in final liquidation and dissolve as expeditiously as possible.

6. The Target Fund’s expenses of the Reorganization do not exceed twenty percent of the fair market value of the assets of Target Fund.

7. Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of § 368(a)(3)(A) of the Code.

8. Target Fund is treated as a corporation for federal income tax purposes, at all times in its existence has qualified as a regulated investment company as defined in § 851 of the Code, and will so qualify through the date of the Reorganization.

9. The shares of Target Fund have not been distributed in a tax-free corporate division described in § 355 of the Code within the two year period ending on the date of the closing of the Reorganization, and Target Fund has not distributed the share of another corporation in a tax-free corporate division described in § 355 of the Code within the two year period ending on the date of the closing of the Reorganization.

IN WITNESS WHEREOF, the undersigned has executed these representations, acting by and through its duly authorized officer, as of the 8th day of November, 2012.

THE HUNTINGTON FUNDS on behalf of
HUNTINGTON VA MACRO 100 FUND

By:
Name: R. Jeffry Young
Title: Chief Executive Officer